Exhibit 10(k)

                                 AMENDMENT NO. 1
                                     TO THE
                         MET-PRO CORPORATION DIRECTORS'
                                 RETIREMENT PLAN

     This Amendment to the Met-Pro Corporation Directors' Retirement Plan (the "Plan") is made effective this 16th day of December, 1999.

     WHEREAS, Met-Pro Corporation (the "Company") previously adopted the Plan and now wishes to amend the Plan as herein stated.

     NOW, THEREFORE, the Plan is hereby amended in the following manner:

     1. A new Section 10 is added as follows:

          "10. Termination, Suspension or Amendment. The Board of Directors in its sole discretion may terminate, suspend or amend this Plan at any time or from time to time, in whole or in part, provided, however, that no such termination, suspension or amendment shall adversely affect the accrued benefit of a Director, their surviving spouse or other beneficiary who is then entitled to or receiving a benefit."

     2. Section 3 is hereby amended by adding the following at the end of the existing Section 3:

          "Notwithstanding anything in this Plan to the contrary, effective as of December 16, 1999, the following persons shall not be eligible to participate in the Plan: (i) any person who is not a Director of the Company as of December 16, 1999 ("Future Directors"); and (ii) any person who is a Director of the Company as of December 16, 1999 and who has not completed six years of service as a Director and who is not therefore eligible as of December 16, 1999 to participate in the Plan (meaning Messrs. DeBenedictis, Morgan, Morris, and Nicholas)(collectively hereafter referred to as "Ineligible Directors"), subject to the grant to such persons (with the exception of Mr. Morgan) of stock options equal to the present value of the accrued retirement benefit, and subject as to Mr. Morgan to the establishment of a "Restoration SERP", with compensation for such Ineligible Directors for future service as a Director of the Company to be on such terms as the Board may from time to time determine.

          In addition, effective as of December 16, 1999, existing non-employee Directors who have completed six years of service and who are therefore eligible as of December 16, 1999 to participate in the Plan (meaning Messrs. Hayes and Lawley) may elect to be compensated for future service as a Director of the Company in part either by participation in the Plan or on such terms as the Board may from time to time determine, and, in the event of such latter election, the amount and number or years of the Retirement Payments payable under Section 4 of the Plan shall be determined and fixed as of December 16, 1999. Any such election shall be made by such persons prior to January 16, 2000.

          In addition, effective as of December 16, 1999, existing employee Directors who have completed six years of service and who are therefore eligible as of December 16, 1999 to participate in the Plan (meaning Mr. Kacin) shall be compensated for future service as a Director of the Company in part by participation in the Plan and on such other basis as the Board may from time to time determine.

          This amendment to Section 3 shall effect no change for former Directors currently receiving Retirement Payments under the Plan."

     IN WITNESS WHEREOF, the Company has caused its authorized officer to execute this Amendment on behalf of the Company.


         WITNESS                             MET-PRO CORPORATION


/s/ William L. Kacin                         By: /s/ Gary J. Morgan
---------------------------                      -------------------------------
William L. Kacin                                 Gary J. Morgan
                                                 Vice President - Finance